Angion Provides Corporate Update and Reports Third Quarter 2021 Financial Results

--Ended the quarter with nearly $103M in cash and cash equivalents

Uniondale, NY – November 12, 2021 – Angion Biomedica Corp (NASDAQ:ANGN), a late-stage biopharmaceutical company focused on the discovery, development, and commercialization of novel small molecule therapeutics to address acute organ injuries and fibrotic diseases, today provided a corporate update and reported financial results for the quarter ended September 30, 2021.

“We continue to expect enrollment of the first patient in our exploratory global Phase 2 trial of ANG-3070 in primary proteinuric diseases before the end of the year. Based upon the Phase 1 data we reported earlier in the year, we believe ANG-3070, if approved, has the potential to be a best-in-class oral TKI for patients with kidney and lung fibrosis,” said Dr. Jay R. Venkatesan, Angion’s President and Chief Executive Officer. “We are also looking forward to reporting data from our exploratory Phase 2 trial of ANG-3777 in CSA-AKI later this quarter.”

Upcoming Key Milestones

Programs	Milestones
ANG-3777	• Topline Phase 2 data for ANG-3777 in acute kidney injury associated with cardiac surgery involving cardiopulmonary bypass (CSA-AKI), expected in Q4 2021
ANG-3070	• Enrollment of first patient in the exploratory global Phase 2 trial in patients with primary proteinuric disease expected in Q4 2021

Recent Corporate News
•Reported data from the Phase 3 trial of ANG-3777 in patients with delayed graft function. ANG-3777 did not achieve statistical significance on the primary endpoint and demonstrated an inconsistent benefit on key secondary endpoints in this trial. Based upon these data, it is not expected there is sufficient evidence to support an indication in the studied DGF population.
•Presented four posters on ANG-3070 at the 2021 Kidney Week conference, including details on the design of the exploratory global Phase 2 trial of ANG-3070 for patients with primary proteinuric kidney diseases.
•Held a well-attended ANG-3070 Virtual R&D Day on September 20th, a recording of which is available in the Events & Presentations page of the company website.
•Described in greater detail positive data from the Phase 1 healthy volunteer study of ANG-3070
•Presented preclinical data in several models of kidney and lung fibrosis
•Heard from experts in kidney fibrosis and lung fibrosis about the unmet medical needs in both indications
•Ongoing progress on preclinical programs for a rho kinase 2 (ROCK2) inhibitor and a CYP11B2 (aldosterone synthase) inhibitor.

Third Quarter 2021 Financial Results
As of September 30, 2021, Angion had cash and cash equivalents totaling $102.7 million. Angion expects current cash resources, combined with the potential milestones payable under its license agreement with Vifor for the development and commercialization of ANG-3777 in renal indications, to be sufficient to fund planned operations through the end of 2022.
Contract revenue for the three months ended September 30, 2021 was $1.5 million compared with zero for the three months ended September 30, 2020. The increase was attributable to revenue recognized related to the upfront payment from Vifor Pharma pursuant to the Vifor License Agreement entered into in November 2020.

Grant revenue for the three months ended September 30, 2021 was zero compared with $0.8 million for the three months ended September 30, 2020. The decrease was attributable to timing of grant cost reimbursement.

Research and development expenses for the three months ended September 30, 2021 were $13.3 million compared with $6.1 million for the three months ended September 30, 2020. The increase in research and development expenses was primarily due to an increase in clinical and preclinical costs during the quarter attributable to the development of ANG-3777 and ANG-3070 plus increased costs due to higher headcount.

General and administrative expenses for the three months ended September 30, 2021 were $3.9 million compared with $6.0 million for the three months ended September 30, 2020. The decrease in general and administrative expenses was primarily due to a net decrease in professional fees and services related to completion of Angion’s February 2021 IPO.

Net loss for the three months ended September 30, 2021 was $15.7 million, or $0.53 per diluted share, compared with $17.7 million, or $1.19 per diluted share, for the three months ended September 30, 2020. The decrease in loss per share was primarily due to an increase in the total shares outstanding upon the company’s IPO.

About Angion

Angion is committed to transforming the treatment paradigm for patients suffering from acute organ injuries and fibrotic diseases for which there are no approved medicines or where existing approved medicines have limitations. Angion’s lead product candidate, ANG-3777, is a hepatocyte growth factor (HGF) mimetic. An exploratory Phase 2 trial of ANG-3777 for the treatment of acute kidney injury associated with cardiac surgery involving cardiopulmonary bypass surgery is ongoing with data expected in the fourth quarter of 2021. Angion is scheduled to begin a Phase 2 trial evaluating ANG-3070, an oral tyrosine kinase receptor inhibitor for the treatment of fibrotic disease, in patients with primary proteinuric kidney diseases. Additionally, Angion has preclinical programs for a rho kinase 2 (ROCK2) inhibitor and a CYP11B2 (aldosterone synthase) inhibitor. For more information, please visit www.angion.com.

Forward Looking Statements

Statements contained in this press release regarding matters that may occur in the future are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements in this press release regarding Angion’s expectations that topline data in ANG-3777 Phase 2 study in CSA-AKI will be announced in Q4, a global Phase 2 trial of ANG-3070 in patients with primary proteinuric kidney diseases will begin enrolling patients this year, and the availability of cash resources, as well as the statements under the caption “Upcoming Key Milestones.” Such statements are subject to risks and uncertainties and actual results may differ materially from those expressed or implied by such forward-looking statements. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: Angion’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of ANG-3777, ANG-3070 and its other product candidates; the accuracy of Angion’s estimates relating to its ability to initiate and/or complete clinical trials; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States, and other foreign countries; the costs of clinical trials may exceed expectations; Angion’s ability to raise additional capital; and the effects of COVID-19 on Angion’s clinical programs and business operations. For a description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, see Angion’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 12, 2021, as well as other documents that may be filed by Angion from time to time with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Angion undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

Contact
Daniel Ferry
LifeSci Advisors
617-430-7576
daniel@lifesciadvisors.com

ANGION BIOMEDICA CORP.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Contract revenue	$1,460	$—	$2,371	$—
Grant revenue	—	827	—	2,421
Total revenue	1,460	827	2,371	2,421
Operating expenses:
Cost of grant revenue	—	348	—	1,064
Research and development	13,288	6,086	42,030	27,912
General and administrative	3,930	5,978	14,282	14,868
Total operating expenses	17,218	12,412	56,312	43,844
Loss from operations	(15,758)	(11,585)	(53,941)	(41,423)
Other income (expense), net	54	(6,084)	(15,522)	(9,809)
Net loss	(15,704)	(17,669)	(69,463)	(51,232)
Net loss per common share, basic and diluted	$(0.53)	$(1.19)	$(2.51)	$(3.51)
Weighted average common shares outstanding, basic and diluted	29,829,577	14,847,534	27,671,310	14,609,213

ANGION BIOMEDICA CORP.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$102,736	$34,607
Prepaid expenses and other current assets	1,657	7,690
Total current assets	104,393	42,297
Property and equipment, net	475	156
Right of use assets	4,177	4,072
Investments in related parties	862	822
Other assets	33	—
Total assets	$109,940	$47,347
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$7,679	$5,578
Accrued expenses	5,349	6,665
Lease liability—current	870	611
Deferred revenue—current	3,662	3,942
Warrant liability	386	10,704
Convertible promissory notes payable at fair value	—	51,170
Series C convertible preferred stock at amortized cost	—	26,001
Series C convertible preferred stock at fair value	—	2,518
Other short-term debt	—	260
Total current liabilities	17,946	107,449
Lease liability—noncurrent	3,706	3,847
Deferred revenue—noncurrent	23,774	25,865
Other long-term debt	—	635
Total liabilities	45,426	137,796
Commitments and contingencies
Stockholders' equity (deficit)
Common stock	304	156
Treasury stock	(4,210)	(1,846)
Additional paid-in capital	298,518	72,136
Accumulated other comprehensive loss	(73)	(333)
Accumulated deficit	(230,025)	(160,562)
Total stockholders' equity (deficit)	64,514	(90,449)
Total liabilities and stockholders' equity (deficit)	$109,940	$47,347